As filed with the Securities and Exchange Commission on October 20, 2005
Registration No. 333-122535

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PLUMTREE SOFTWARE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2303761 (I.R.S. Employer Identification Number)
Plumtree Software, Inc.
500 Sansome Street
San Francisco, California 94111
(415) 263-8900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Adriana Chiocchi, Esq.
Plumtree Software, Inc.
500 Sansome Street
San Francisco, California 94111
(415) 263-8900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven E. Bochner, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
(650) 493-9300

The Registration Fee was previously calculated and paid in connection with the filing of the Registration Statement on February 4, 2005.
No Exhibits are filed with this Post-Effective Amendment.

EXPLANATORY NOTE: DEREGISTRATION OF SHARES
     The Registration Statement on Form S-8 (Registration No. 333-122535) (the “Registration Statement”) of Plumtree Software, Inc. (“Plumtree”), pertaining to the registration of shares of Plumtree’s common stock, par value $0.001 per share (“Plumtree Common Stock”), for issuance under its 2002 Stock Plan, 2002 Employee Stock Purchase Plan and 2002 Director Option Plan (together, the “Plans”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on February 4, 2005.
     Plumtree, BEA Systems, Inc. (“BEA”) and Baja, Inc., a direct wholly owned subsidiary of BEA (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of August 22, 2005, pursuant to which, among other things, Merger Sub would be merged with and into Plumtree, Plumtree would survive as a wholly owned subsidiary of BEA and each outstanding share of Plumtree Common Stock would be converted into the right to receive $5.50 (without interest) in cash (the “Merger”).
     On October 20, 2005, Plumtree held a special meeting of stockholders at which Plumtree’s stockholders approved the Merger. The Merger became effective on October 20, 2005 following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.
     As a result of the Merger, Plumtree has terminated all offerings of Plumtree Common Stock pursuant to its existing registration statements, including the Registration Statement. This Post-Effective Amendment No. 1 is being filed to deregister all shares of Plumtree Common Stock reserved for issuance under the Plans that have not yet been issued. Accordingly, Plumtree hereby withdraws from registration under the Registration Statement the shares of Plumtree Common Stock that have not been and will not be issued under the Plans.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 20, 2005.

PLUMTREE SOFTWARE, INC.
By:	/s/ Mark P. Dentinger
Mark P. Dentinger,
President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on October 20, 2005:

Signature	Title
Mark P. Dentinger
/s/ Mark P. Dentinger	President and sole Director
Mark P. Dentinger	(Principal Executive Officer)

Robert Donohue
/s/ Robert Donohue	Chief Financial Officer and Secretary
Robert Donohue	(Principal Financial Officer)